Exhibit 5.4(b)

2345 GRAND BOULEVARD

SUITE 2800

KANSAS CITY, MISSOURI 64108-2684
(816) 292-2000, FAX (816) 292-2001

July 15, 2009

AMC Entertainment Inc.

920 Main

Kansas City, Missouri 64105

Re:                               AMC Entertainment Inc. (the “Company”)

Exchange Offer Prospectus on Form S-4

Ladies and Gentlemen:

We have acted as special Missouri counsel to American Multi-Cinema, Inc., a Missouri corporation (the “Missouri Guarantor”), and as special Kansas counsel to AMC License Services, Inc., a Kansas corporation (the “Kansas Guarantor”), in connection with the Company’s Registration Statement and Prospectus on Form S-4 (the “Exchange Offer Prospectus”) filed with respect to the Exchange Securities (as defined below). Unless otherwise defined in this opinion letter, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

In rendering the opinions contained in this opinion letter, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers of the Company and Guarantors, and questions of law, as we have deemed appropriate, including without limitation:

A.                                   Copy of that certain Indenture dated as of June 9, 2009 (the “Indenture”), among the Company, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”), pursuant to which the Company has issued $600,000,000 in aggregate principal amount of the Company’s 8.75% Senior Subordinated Notes due 2019 (the “Notes”), which Indenture includes the guarantee of the Notes by the Guarantors, including the Missouri Guarantor and the Kansas Guarantor (the “Guarantee”).

B.                                     The Exchange Offer Prospectus filed by the Company with respect to its offer under the Registration Rights Agreement to exchange new Notes (the “Exchange Securities”) for the existing Notes.

C.                                     Copy of the Purchase Agreement dated May 27, 2009 (the “Purchase Agreement”) for the Notes.

D.                                    Copy of the Registration Rights Agreements dated June 9, 2009 (the “Registration Rights Agreements”) for the Notes.

E.                                      Copies of the Articles of Incorporation and Bylaws of the Missouri Guarantor, certified by its Secretary.

F.                                      Copies of the Articles of Incorporation and Bylaws of the Kansas Guarantor, certified by its Secretary.

G.                                     Copies of resolutions adopted by the Missouri Guarantor’s Board of Directors approving the Purchase Agreement, the Indenture, the Guarantee and the Registration Rights Agreement, certified by its Secretary.

H.                                    Copies of resolutions adopted by the Kansas Guarantor’s Board of Directors approving the Purchase Agreement, the Indenture, the Guarantee and the Registration Rights Agreement, certified by its Secretary.

I.                                         Certificate of the Missouri Secretary of State with respect to the Missouri Guarantor’s good standing in such jurisdiction.  Our opinion as to the good standing of the Missouri Guarantor is based solely upon such certificate.

J.                                        Certificate of the Kansas Secretary of State with respect to the Kansas Guarantor’s good standing in such jurisdiction.  Our opinion as to the good standing of the Kansas Guarantor is based solely upon such certificate.

K.                                    Copies of the Company’s 2009 Annual Report on Form 10-K for the fiscal year ended April 2, 2009, and all other documents filed by the Company with the Securities and Exchange Commission since April 2, 2009 (the “SEC Documents”).

As to matters of fact, we have relied, to the extent we deem proper, upon the representations of the Company and the Guarantors set forth in the Purchase Agreement, and upon certificates of officers of the Company and the Guarantors, respectively.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri with respect to the Missouri Guarantor and the laws of the State of Kansas with respect to the Kansas Guarantor.

We have assumed due authorization, execution and delivery of the Exchange Securities, the Guarantee, the Indenture, the Notes and the other agreements and documents referred to in this opinion by, and the enforceability of the Exchange Securities, the Guarantee, the Indenture, the Notes and such other agreements and documents against, all parties thereto other than the Missouri Guarantor and the Kansas Guarantor.  We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the Company, the Missouri Guarantor and the Kansas Guarantor and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals; and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.             The Missouri Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  The Missouri Guarantor has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, as described in the SEC Documents.

2.             The Kansas Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  The Kansas Guarantor has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, as described in the SEC Documents.

3.             The Missouri Guarantor has the corporate power and authority and has taken all necessary corporate action to authorize it to execute and deliver the Indenture and to perform the Guarantee contained in the Indenture in accordance with the terms thereof.  The Indenture has been duly executed and delivered by the Missouri Guarantor.

4.             The Kansas Guarantor has the corporate power and authority and has taken all necessary corporate action to authorize it to execute and deliver the Indenture and to perform the Guarantee contained in the Indenture in accordance with the terms thereof.  The Indenture has been duly executed and delivered by the Kansas Guarantor.

5.             There is no provision of the Missouri Guarantor’s articles of incorporation or bylaws that would be violated by the Missouri Guarantor’s execution and delivery of the Indenture and performance of the Guarantee.  None of the execution and delivery by the Missouri Guarantor of the Indenture, the performance by the Missouri Guarantor of the Guarantee, and the consummation by the Missouri Guarantor of the transactions contemplated thereby: (i) violates any Missouri law or regulation (including any applicable order or decree known to us of any Missouri governmental authority); or (ii) requires the consent or approval of, or any filing or registration with, any Missouri governmental authority.

6.             There is no provision of the Kansas Guarantor’s articles of incorporation or bylaws that would be violated by the Kansas Guarantor’s execution and delivery of the Indenture and performance of the Guarantee.  None of the execution and delivery by the Kansas Guarantor of the Indenture, the performance by the Kansas Guarantor of the Guarantee, and the consummation by the Kansas Guarantor of the transactions contemplated thereby: (i) violates any Kansas law or regulation (including any applicable order or decree known to us of any Kansas governmental authority); or (ii) requires the consent or approval of, or any filing or registration with, any Kansas governmental authority.

The numbered opinions set forth above are subject to the following qualifications:

A.            We express no opinion with respect to the impact on the Guarantee, or on the corporate power and authority of the Missouri Guarantor or the Kansas Guarantor to enter into and perform their obligations under the Guarantee, of any laws or principles regarding conveyances of property or interests therein or the incurrence of obligations as a fraud on creditors or without whatever consideration is deemed necessary thereunder.

B.            The Missouri Guarantor is a Missouri corporation.  Section 351.385(7) of the Missouri Revised Statutes provides that a Missouri corporation “. . . shall have power . . . [t]o make contracts and guarantees . . . .”  However, Article 11, Section 7, of the Missouri Constitution specifies that, “No corporation shall issue stock, or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received . . . .”  Section 351.160(1) of the Missouri Revised Statutes contains identical language. Neither the quoted provision of Article 11, Section 7, of the Missouri Constitution nor the identical language in Section 351.160(1) of the Missouri Revised Statutes has been judicially interpreted with respect to its effect on guarantees by Missouri corporations.  Article 11, Section 7 of the Missouri Constitution and Section 351.160(1) may, therefore, impose restrictions upon the corporate power of the Missouri Guarantor to enter into and perform its obligations under the Guarantees.  Nonetheless, it is our opinion that the issuance and performance of the Guarantee are within the corporate power of the Missouri Guarantor.

This opinion letter is being furnished to the Company for its use in connection with the Exchange Offer Prospectus.  We consent to your filing this opinion as an exhibit to the registration statement containing the Exchange Offer Prospectus and to the reference to our firm contained under the heading “Legal Matters” in the Exchange Offer Prospectus.

The opinions set forth in this letter are effective as of the date hereof.  We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise.  We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ LATHROP & GAGE LLP